                                                                                                               Exhibit 16.1
October 9, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read "Item 4.01 Changes in Registrant's Certifying Accountant" filed by Elcom International, Inc. on Form 8-K/A with the Securities and Exchange Commission on or about October 9, 2007 and we have the following comments:

       1. We agree with the statements made in the first sentence of the first paragraph and the statements made in the second, third, fifth and seventh paragraphs. We also agree with the first three and last sentences of the fourth paragraph.

       2. We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first, paragraph, the fourth sentence of the fourth paragraph or the statements made in the sixth or eight paragraphs.

Yours truly,

/s/ VITALE, CATURANO & COMPANY, LTD.